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                                                                EXHIBIT 99(a)(6)

                                                                  (214) 855-7526

                               January 14, 1998


VIA FACSIMILE (201) 938-5600
----------------------------


Wall Street Journal
News Wire


        Re:    Announcement of Extension of Tender Offer


Dear Sirs:


     Attached is an Announcement of Extension of Tender Offer with respect to the tender offer made by UREPV Acquisition, L.P. for 12,000 Income Units of limited partnership interest and 12,000 Growth/Shelter Units of limited partnership interest of University Real Estate Partnership V. This announcement is being provided to comply with Rule 14(e)-(d) of the Securities Exchange Act of 1934.

     Should you have any questions, please call the undersigned.


                                      Sincerely,



                                      Mark A. Girtz



MAG/br
Enclosure
cc:  Mr. David Ronck
     UREP V Acquisition, L.P.
     2001 Ross Avenue, Suite 4600
     Dallas, Texas 75201

                   ANNOUNCEMENT OF EXTENSION OF TENDER OFFER

     This announcement is neither an offer to buy nor a solicitation of an offer to sell the securities mentioned herein. The purpose of this notice is to
announce material changes made  to a prior tender offer.   The original offer
was made by the formal "Offer to Purchase" dated December 22, 1997, (the "Offer") sent to holders of the securities ("Unitholders") with respect to the following securities:

    12,000 Income Units of Limited Partnership Interest ("Income Units") and 12,000 Growth/Shelter Units of Limited Partnership Interest ("Growth Units")
                                      by:
                  UREP V Acquisition, L.P. (the "Purchaser").

The Offer is not being made to, nor will tenders be accepted from or on behalf of, Unitholders residing in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchasers only by one or more registered dealers licensed under the laws of such jurisdiction.

     The Purchaser has increased the original purchase price of the Offer to $75 per Income Unit and $2 per Growth Unit, and is extending the expiration date of the Offer to January 25, 1998. As of January 12, 1998, 739 Income Units and 663 Growth Units have been tendered to the Purchaser pursuant to the Offer. Other than the changes mentioned in this announcement, the terms and conditions set forth in the Purchaser's Offer to Purchase and in the related Letter or Transmittal (which together constitute the "Offer" and the "Tender Offer Documents") shall remain in effect.

THE EXTENDED OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, CENTRAL STANDARD TIME, ON JANUARY 25, 1998, (the "Expiration Date"), UNLESS THE OFFER IS FURTHER EXTENDED.

     If the Purchaser makes further material changes in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will again extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which an offer must remain open following any material change in the terms of the Offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances including the materiality of the change with respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee. A minimum of ten business days from the date of such change, as in this case, is generally required to allow for adequate dissemination to Unitholders. Accordingly, if prior to the Expiration Date, Purchasers increase (other than increases of not more than two percent of the outstanding Units) or decrease the number of Units being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Unitholders, the Offer will be extended at least until the expiration of such ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central Standard Time.

     In all cases payment for the Units purchased pursuant to the Offer will be made only after timely receipt of the Letters of Transmittal (or facsimiles thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by such Letters of Transmittal.

     Tenders of Units made pursuant to the Offer and this material changes are irrevocable, except that Unitholders who tender their Units in response to the Offer or this material change will have the right to withdraw their tendered Units at any time prior to the Expiration Date by sending a written or facsimile transmission notice of withdrawal to Purchasers specifying the name of the person who tendered the Units to be withdrawn.

     If tendering Unitholders tender more than the number of Units that the Purchaser seeks to purchase pursuant to the Offer or this material change, the Purchaser will take into account the number of Units so tendered and take up and pay for as nearly as may be pro rata, disregarding fractions, according to the number of Units tendered by each tendering Unitholder during the period during which the Offer remains open. The terms of the Offer are more fully set forth in the formal Tender Offer Documents which are available from the Purchaser.
The Offer contains terms and conditions and the information required by Rule 14d-6(e)(1)(vii) under the Exchange Act which are incorporated herein by reference.

     The Tender Offer Documents contain important information which should be read carefully before any decision is made with respect to the Offer.

     The Tender Offer Documents may be obtained by written request to the Purchaser or calling the Purchaser's information agent, Equinet Fund Administrators, Inc. at 1-800-736-8036.